Exhibit 10.37

First Name: Mike
Last Name: Goedeker
Job Title: Owner
Web World User Id: mossw
Hierarchy Code: 466559
Authorization Status: Approved
03/20/2014 15:34:03

SALES AGREEMENT

Sales Agreement has been signed by the user.

The content of the agreement is below:

WHIRLPOOL CORPORATION MAJOR APPLIANCES

RETAIL DEALER SALES AGREEMENT

1.	Agreement/Term. This Retail Dealer Sales Agreement (this “Agreement”) is made by and between Whirlpool Corporation (“Whirlpool”) and the undersigned (“Dealer”), and Whirlpool and Dealer acknowledge and agree to the terms and conditions contained herein. The term of this Agreement will begin as of January 1, 2014, or the date on which Whirlpool accepts this Agreement, whichever is later, and will end on December 31, 2014 (the “Initial Term”), unless it is terminated earlier as provided for in this Agreement. Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”), unless either party provides at least thirty (30) days prior written notice to the other party of its intent to terminate the Agreement (or the Agreement is terminated otherwise as provided for herein). The Initial Term and each Renewal Term shall be collectively referred to as the “Term.” This Agreement applies to all of Dealer’s Store Locations authorized by Whirlpool at any given time and to all brands of appliances authorized by Whirlpool at any given time.

2.	Products. Dealer is authorized to sell only the brands of appliances as authorized from time to time by Whirlpool (“Products”). As of the date of this Agreement, Dealer is authorized to sell the brands of appliances listed in the “Additional Account Information” section of Dealer’s Whirlpool Web World account, which shall be updated from time to time to reflect changes in Dealer’s authorized brands. Whirlpool reserves the right in its sole discretion to limit product lines it sells to Dealer, to make Dealer’s right to purchase any product or product line conditional on additional requirements, or to decide not to sell directly to Dealer. Whirlpool may require Dealer to comply with certain “Launch Terms,” in connection with product launches, as a condition to buying the launched product from Whirlpool. Dealer agrees that its purchase of a Product subject to Launch Terms is conclusive proof that Dealer accepts the applicable Launch Terms. No individual brand purchase objectives have been established; however, Whirlpool requires that Dealer purchase a minimum of $25,000 annually in aggregate. In addition, Dealer must floor at least six (6) KitchenAid branded major home appliances in at least 51% of its stores to be eligible to sell KitchenAid brand Products.

By written notice to Dealer, Whirlpool may amend this Agreement by authorizing Dealer to sell one or more additional appliance brands, with the annual purchase volume objective for each additional brand (if applicable) being set forth in the notice. Dealer shall be bound by the notice, and the additional brand(s) shall be “Products” for all purposes of this Agreement.

3.	Authorized Customers/Locations.

a)	Dealer is ONLY authorized to sell Products to END USE retail customers for use in the United States from:

1)	Certain of Dealer’s retail store(s) as authorized from time to time by Whirlpool (“Store Locations”). As of the date of this Agreement, Dealer’s authorized retail store(s) are those listed in the above box.

2)	Dealer’s registered internet web site as authorized from time to time by Whirlpool (“Web Site”). The Web Site address must include the name under which Dealer does business at the Store Location(s). No other web sites are authorized. As of the date of this Agreement, Dealer’s authorized web site is listed in the above box.

b)	Dealer’s sales via the Web Site, or otherwise, shall be limited to END USE retail customers located within the geographic area in which Dealer can provide, in Whirlpool’s sole judgment, comprehensive customer support and service (including but not limited to in-store display, product delivery, and warranty service) from its Store Location(s). Web Site may not complete transactions through a third party on-line marketplace or auction site.

c)	KitchenAid Products cannot be quoted, sold or shipped to any consumer located more than 150 miles from Dealer’s Store Location.

d)	Notwithstanding anything to the contrary in this Agreement, Whirlpool reserves the right to further limit in its sole discretion Dealer’s authorized customers, locations, geographic area, means of product display and/or advertising, and use of the internet to advertise or sell any and all Products.

This Agreement does NOT authorize Dealer to ship or sell Products to other dealers or to any parties other than the class of customers authorized by this Agreement, or to sell the Products through any store locations or internet web sites other than those authorized by this Agreement.

4.	Promotional Support. Cooperative advertising funds may be available to assist Dealer in promoting the sale of Products, pursuant to Whirlpool’s Advertising Policy, a copy of which Dealer acknowledges that it has received and reviewed. Dealer may also qualify for promotional funding, trailing credit or other programs offered from time to time by Whirlpool. To qualify for any such program, Dealer’s account must be and remain current, Dealer must pay

Whirlpool for an order before it is eligible, Dealer must satisfy any and all conditions for payment, including conditions specifically required by the program, and Dealer’s claim must follow published program guidelines. If Dealer’s account has an outstanding balance, Whirlpool may apply any amount due to Dealer pursuant to any such program to

Dealer’s account. All Whirlpool trade customer programs are subject to the terms and conditions of this Agreement.

5.	Merchandising and Other Dealer Obligations. Dealer shall use its best efforts to promote, maintain and increase sales of Products. To support Whirlpool’s sales program, Dealer shall:

a)	Achieve or exceed Dealer’s purchase objectives for Products;

b)	Advertise and promote Products according to merchandising principles that emphasize the value and quality of the Products and foster the goodwill of consumers toward the Products;

c)	Operate any promotion or rebate program in compliance with any and all applicable laws and regulations, and ensure that no promotion or rebate program is identified as a manufacturer’s program or Whirlpool program unless agreed upon in writing by Whirlpool;

d)	Maintain an attractive display of current Products to adequately merchandise each authorized brand of Products, and abide by the display requirements contained in any Display Agreement which may be agreed upon with Whirlpool (a copy of Dealer’s Display Agreement may be attached to this Agreement);

e)	Install Products, or have Products installed, as specified in Whirlpool installation instructions;

f)	Instruct customers in the proper use and operation of Products;

g)	Maintain signs and insignia to identify clearly Dealer’s store as an authorized dealer of each authorized brand;

h)	Provide, where possible, plumbing, wiring and venting for proper in-store demonstration of all the Products offered for sale by Dealer;

i)	Maintain well-trained sales people who present Product features and benefits to customers;

j)	Maintain a credit rating acceptable to Whirlpool;

k)	Comply with all applicable laws and regulations;

l)	Keep Whirlpool’s printed warranty and any other consumer literature packaged with the Products, and provide information regarding Whirlpool’s warranty upon request by customers;

m)	Maintain an adequate inventory of current Products to serve customers;

n)	Maintain adequate insurance;

o)	Protect the confidentiality of information that Whirlpool marks or identifies as “Confidential,” such as price sheets;

p)	Allow Whirlpool to review and audit Dealer’s sales records from time to time upon reasonable notice;

q)	Upon request, provide Whirlpool information sufficient to notify Product customers in the event of Product-related issues; and

r)	Maintain adequate means of communication, including at a minimum a telephone, facsimile, email account and internet service.

6.	Internet Transactions. If Dealer chooses to do business in Products over the Internet at Dealer’s Web Site and is authorized by Whirlpool to sell over the Internet, such activity must comply with all of the requirements of this Agreement, in addition to the following requirements:

a)	The Web Site must contain an attractive display of current products to adequately merchandise each authorized brand of Products.

b)	Any Product information on the Web Site must be displayed in at least 4 color graphics, must include Product features or benefits, must prominently feature logos as specified in Whirlpool trademark guides, and must include Product model numbers.

c)	Product warranty information must be available on-line.

d)	The Web Site must be easily navigable and consistently maintained to ensure accuracy of Product information and customer satisfaction.

e)	The Web Site must clearly identify Dealer as an authorized dealer for each authorized brand of Products.

f)	Dealer must have sufficient resources to ensure adequate customer satisfaction throughout the entire sales process. Customer service assistance must be available at least 6 days per week for at least 9 hours per day.

g)	Dealer shall ensure that the Web Site content is not misleading and that it complies with all applicable laws and regulations pertaining to Dealer’s operation of the Web Site.

h)	Dealer shall include the following language on every page of the Dealer Web Site that contains Whirlpool Materials or Whirlpool Marks (as defined in this Agreement): “Whirlpool Corporation has granted (insert Dealer name) permission to use trademarks and copyrighted material for limited purposes.”

7.	Dealer Prices, Terms of Sale, Orders. Whirlpool will sell Products to Dealer based on the prices, sales terms and shipping terms as established and issued by Whirlpool on price sheet(s) or in other forms, which prices and terms are incorporated in this Agreement. Whirlpool may change Product prices, sales terms and shipping terms at any time without prior notice. This Agreement, including the prices and terms incorporated in it, will govern each order submitted by Dealer and each sale of Products by Whirlpool to Dealer. Whirlpool reserves the right to require Dealer to place all orders via Whirlpool’s SAP electronic ordering system or through a third party, based on a Total Volume Commitment threshold as determined in Whirlpool’s sole discretion.

8.	Taxes/Invoices. Dealer shall pay any tariffs and taxes imposed on the sale of, or otherwise with respect to, the Products purchased by Dealer. Any claim for adjustment of an invoice or for off-invoice payment or credit shall be waived if Dealer fails to present it in writing to Whirlpool within one year from the date of invoice or one year from the date that such off-invoice payment or credit allegedly accrued. No claim, credit or offset may be deducted from any invoice. Whirlpool shall have the right to set off any monies owed to Whirlpool by Dealer against any monies due Dealer from Whirlpool under any contracts between the parties or any trade customer programs offered by Whirlpool.

9.	Acceptance of Orders. All orders received by Whirlpool for Products are subject to acceptance in Whirlpool’s sole and absolute discretion. Once accepted, Whirlpool will attempt to fill Dealer’s orders for Products depending on available production, inventory, acceptable credit, and subject to causes beyond Whirlpool’s reasonable control. Whirlpool may, in its sole discretion, reject any orders, prioritize shipments of orders, and/or allocate Products among orders. Whirlpool will not be liable for delay in or failure to fill any order. Advance written authorization from Whirlpool is required before Dealer may return any Products to Whirlpool. Whirlpool may assess a restocking charge for authorized returned Products that are non-stock or that have been opened.

10.	Credit Terms. Whirlpool may change, suspend or revoke credit terms at any time. All amounts outstanding must be paid when due under the terms of the invoice or separate written contract signed by Whirlpool. Any amount not received by the due date may bear interest at the maximum rate allowed by law and may be subject to fees and/or penalties established by Whirlpool (i.e. fee for checks returned for insufficient funds, workout fee, reasonable attorney fees and legal expenses). Whirlpool has the right to accelerate all balances outstanding on every invoice to Dealer if any amount is not received by the due date.

11.	Indirect Sales. Whirlpool may decide in its sole discretion not to sell Products directly to Dealer, and to require Dealer to purchase Products from an authorized wholesaler, such as a warehousing buying group of which Dealer is a member. The prices, shipping terms, credit terms and other terms and conditions of any sale by a wholesaler to Dealer are to be determined between that wholesaler and Dealer alone, and not by Whirlpool. Any agreement or understanding to the contrary is unauthorized and in conflict with Whirlpool’s policies. In all other respects, all of the terms of this Agreement between Whirlpool and Dealer, including the right of either party to terminate this Agreement, shall continue to apply, regardless of whether Dealer purchased from Whirlpool or from a wholesaler.

12.	Excused Performance. Except for Dealer’s payment obligations, neither Whirlpool nor Dealer shall be liable for loss or damage or delay resulting from its failure to perform any obligation, if the failure results from (a) transportation shortages or inadequate supplies of equipment, materials or energy; (b) compliance with any law, ruling, order, regulation, requirement, policy, decree or instruction of any governmental department or agency; (c) act of God; (d) an act or omission of the other party; (e) fire, strike, embargo, war or riot; or (f) any other event or cause beyond its reasonable control.

13.	Retail Pricing. The prices at which Dealer offers Products for sale are to be determined by Dealer in Dealer’s sole discretion. Any agreement or understanding to the contrary is unauthorized and in conflict with Whirlpool’s policies. Dealer should notify Whirlpool in writing, by sending notice to Whirlpool Corporation Headquarters, attention General Counsel, of any attempt by a Whirlpool employee to inhibit Dealer’s resale pricing discretion.

14.	Electronic Transmissions and Agreements.

a)	Whirlpool and Dealer agree that this Agreement and other agreements may be entered into by electronic means and/or using electronic signatures.

b)	Whirlpool and Dealer agree that any order, acceptance, notice or other communication under this Agreement may be sent by electronic transmission.

c)	When sending electronic transmissions, Whirlpool and Dealer will establish identification user IDs to identify themselves. The presence of this user ID shall be sufficient to verify the source and authenticity of each electronic transmission. Each party shall pay its own costs of electronic transmissions.

d)	An electronic transmission containing the user ID and functionally acknowledged as received will be considered to be a “writing” or “in writing,” and deemed for all purposes to have been “signed.” Functional acknowledgments shall constitute nothing more than a receipt of transmission.

e)	Electronic transmissions, or printouts of electronic transmissions, shall constitute an original when maintained in the ordinary course of business.

f)	The parties agree to exercise reasonable precautions to protect the security and integrity of electronic transmissions between Whirlpool and Dealer. Dealer shall promptly notify Whirlpool in the event employment of an employee with access to a user ID is terminated or such employee otherwise ceases to be employed by Dealer’s company so that such user ID may be terminated.

g)	Nothing contained or referenced in an electronic transmission by Dealer shall modify, limit or negate the terms and conditions of this Agreement.

h)	Electronic transmissions between Dealer and its customers are Dealer’s sole responsibility and any and all liability relating to those transmissions rests solely with Dealer.

i)	A facsimile transmission (“fax”) is an “electronic transmission,” within the meaning of this Agreement, if the fax is sent to a fax telephone number that the recipient has specified to the sender as a number to which faxes may be sent to the recipient.

15.	Violation of Agreement. Dealer’s violation of any term of this Agreement is grounds for Whirlpool to: (i) withhold payment for promotional programs including but not limited to volume incentive rebates; (ii) suspend sales of any or all products to Dealer; or (iii) terminate this Agreement. All decisions regarding violations will be made independently by Whirlpool, in its sole discretion.

16.	Termination. This Agreement or any portion of this Agreement (such as certain above-listed Store Location(s), Web Site, or Product brands), may be terminated in any of the following ways:

a)	Either party may terminate this Agreement, with or without cause, by giving at least thirty (30) days prior written notice.

b)	Whirlpool may terminate this Agreement immediately upon written notice to Dealer in any of the following events:

1)	Dealer or its agent or employee makes a derogatory, misleading or deceptive statement, printed or oral, relating to Whirlpool Corporation and/or Products.

2)	Dealer attempts to assign or delegate any portion of this Agreement without the prior written consent of Whirlpool.

3)	Dealer sells its business, makes an assignment or transfer of business assets or a change in majority control of Dealer’s business occurs.

4)	Dealer ceases to function as a going concern or ceases to conduct its operations as a retail dealer continuously and actively.

5)	Dealer becomes insolvent or subject to a petition in bankruptcy filed by or against it or is placed under control of a receiver, liquidator or committee of creditors.

6)	Dealer submits a false or fraudulent report or other statement to Whirlpool.

7)	Dealer trans-ships Products to other authorized or unauthorized dealers, or does business in Products from store locations or via the internet other than as authorized by Whirlpool.

8)	Dealer fails to pay or perform any obligation when due.

9)	Dealer or any of its owners or principal management personnel commits a felony or engages in any unethical, immoral or otherwise improper conduct that, in Whirlpool’s opinion, may impair Dealer’s ability to effectively market and sell the Products.

This Agreement and Dealer’s status as a Whirlpool dealer may be terminated in the manner described in this Agreement whether or not Dealer shall have recovered or recouped any investment or other expenditures made to sell Products.

17.	Post Termination/Expiration Provisions. After termination or expiration of this Agreement, the following provisions apply:

a)	Whirlpool shall have the option (but not the obligation) in its sole discretion to repurchase all or any part of the Products and parts or accessories for Products in Dealer’s inventory. The repurchase price shall equal Whirlpool’s net invoice price to Dealer plus freight, if applicable.

b)	Either party may immediately cancel all pending orders.

c)	Dealer must immediately remove any signs, insignia, or internet materials that identify or otherwise suggest that Dealer is authorized to sell Products, and Dealer shall not represent itself as authorized by Whirlpool to sell Products.

d)	Dealer shall promptly pay all amounts owing Whirlpool, including any such amounts that might otherwise have become due at some future date because of deferred payment or credit agreements.

e)	Dealer shall immediately cease using the Whirlpool Marks and the Whirlpool Materials, as defined below.

f)	Whirlpool shall not be obligated to pay Dealer compensation of any kind, whether for claimed loss of goodwill, sales or profits, for recoupment of any investment, expenditures or commitments made by Dealer to sell Products.

18.	Indemnity.

a)	Whirlpool shall indemnify, defend and hold Dealer and its directors, officers, employees, agents and assignees harmless from and against any and all claims or losses, including reasonable settlement payments and attorney fees, arising out of any defects in the design or manufacture of the Products purchased by Dealer if, and only if, (1) Dealer provides Whirlpool with prompt notice of any such claim or loss, (2) Whirlpool is given the right to control the defense, and (3) Dealer cooperates as reasonably requested by Whirlpool. Whirlpool also shall indemnify and hold Dealer and its directors, officers, employees, agents and assignees harmless from and against any and all claims or losses arising out of any valid claim for infringement of valid and enforceable U.S. patents with respect to any of the Products purchased by Dealer, or with respect to any Whirlpool Marks or Whirlpool Materials, as defined below, used by Dealer in conformance with this Agreement if, and only if, (A) Dealer provides Whirlpool with prompt notice of any such claim or loss, (B) Whirlpool is given the right to control the defense, and (C) Dealer cooperates as reasonably requested by Whirlpool.

b)	Dealer shall indemnify and hold Whirlpool and its directors, officers, employees, agents and assignees harmless from and against any and all claims and losses, including reasonable settlement payments and attorney fees, arising out of (1) any misrepresentations or negligent acts or omissions of Dealer or its employees, agents or representatives in connection with the installation, demonstration, display, sale or servicing of any of Products, or with respect to any representation or warranty given, or allegedly given, by Dealer or its employees, agents or representatives other than those set forth in the manufacturer’s written warranty, (2) any failure of Dealer to perform any of its obligations under this Agreement, or (3) any activities conducted by Dealer under this Agreement other than claims covered by Whirlpool’s indemnity to Dealer contained in Section 18(a) above.

19.	Limitations of Liability. In no event shall either party be liable to the other, based upon breach of contract, negligence, negligent misrepresentation, or any other legal theory, for any special, incidental, consequential (including lost profits), multiple or punitive damages arising from or related in any way to (1) the subject matter of this Agreement, (2) the negotiation, execution, performance, or termination of this Agreement, (3) the Products provided or services performed by either party to this Agreement, or (4) representations made in connection with the negotiation, execution, performance, or termination of this Agreement, however caused and whether or not the parties had been notified of the likelihood of such damages. The parties (a) shall not assert any claims against each other arising from or related in any way to the foregoing matters based upon negligence or negligent misrepresentation or any other legal theory other than breach of contract, and (b) shall not attempt to avoid the enforcement of this limitation of liability on the grounds of unconscionability or failure of essential purpose or any other ground should a dispute arise between them.

20.	Trademarks.

a)	Dealer shall not use or register any of the trademarks, service marks or trade names owned by or licensed to Whirlpool or any of its subsidiaries (“Whirlpool Marks”), or any name or mark that is confusingly similar to Whirlpool Marks as a part of Dealer’s business, partnership, assumed or corporate name, email or web site name or URL address.

b)	Whirlpool grants Dealer a limited, non-exclusive, non-transferable license to use the Whirlpool Marks only in the form, style and manner specified in Whirlpool Trademark Guides and only for the purpose of promoting or selling Products under the terms of this Agreement. Dealer acknowledges that all use of the Whirlpool Marks shall inure to the benefit of the Whirlpool company owning them and that this Agreement does not confer upon Dealer any goodwill or other interest in the Whirlpool Marks. Dealer assigns and transfers to the appropriate Whirlpool company any and all trademarks and trademark rights created by any use of the Whirlpool Marks by Dealer, together with the goodwill of the business in connection with which the Whirlpool Marks are used by Dealer.

21.	Permission to Link and Limited License in Whirlpool Content.

a)	Whirlpool grants Dealer permission to link Dealer’s Web Site to the main page of Whirlpool’s branded internet web sites for the brands Dealer is authorized to sell, including www.Whirlpool.com, www.KitchenAid.com, www. RoperAppliances.com, and www.EstateAppliances.com (“Internet Sites”). Whirlpool grants Dealer permission to display the Whirlpool Marks on Dealer’s Web Site as a linking icon, and Dealer agrees to follow any instructions provided by Whirlpool regarding use of the Whirlpool Marks as a linking icon.

b)	Whirlpool grants Dealer a limited, non-exclusive, non-transferable license to use the Whirlpool Marks, product images, text, data, and information pertaining to the Products that are provided by Whirlpool or downloaded with permission from the Internet Sites (“Whirlpool Materials”) for the purpose of advertising, promoting, and selling Products on Dealer’s Web Site pursuant to this Agreement. Whirlpool further grants to Dealer the limited right to alter the Whirlpool Materials only for the purpose of reformatting as may be required for use on Dealer’s Web Site.

Dealer is not allowed to distort, modify, or alter in any manner any Whirlpool Marks contained in the Whirlpool Materials. Whirlpool reserves the right to review and approve all uses of the Whirlpool Materials, and to require any modifications it deems necessary.

c)	These permissions and limited license are granted by Whirlpool on the condition that Dealer does not misuse, infringe, or assert rights in Whirlpool Materials, Whirlpool Marks, and other proprietary materials and intellectual property on the Whirlpool Internet Sites. Whirlpool may revoke these permissions and/or the limited license if Dealer fails to abide by such condition or if Dealer violates any terms of this Agreement.

22.	Relationship. The relationship between Whirlpool and Dealer shall be that of seller and buyer. Dealer and its agents and employees are not partners, joint venturers, franchisees, agents, employees, or representatives of Whirlpool. Dealer may not enter any promise, warranty, contracts or other commitment for Whirlpool or obligate Whirlpool to third parties.

23.	Entire Agreement. This Agreement is the entire contract between Dealer and Whirlpool relating to the purchase of Products and authorization to sell Products and supersedes any prior agreement between the parties, except for any written agreements relating to Product launches, display requirements, consignments, test marketing activities, service, credit or the financing of Products. This Agreement shall govern over any conflicting or inconsistent terms contained in any written agreements relating to Product launches, display requirements, consignment or test marketing activities. This Agreement may not be extended, supplemented, amended or modified except in a writing signed by Whirlpool and Dealer. The terms and conditions of this Agreement shall supersede any terms and conditions which may be contained in Dealer’s purchase order, proposal, request for quotation, confirmation, acknowledgment, website terms, or other form or instrument that may be delivered or signed by either party in connection with any of the transactions contemplated by this Agreement. Such form or instrument shall be for the convenience of the parties only and shall not affect, modify, limit or negate the terms and conditions of this Agreement, except as provided for in this Agreement.

24.	Personally Identifiable Information. From time to time, Whirlpool and Dealer may exchange, or jointly collect, consumer data, which contains personal identification information (“Confidential Information”). The providing party warrants that the Confidential Information was obtained in compliance with, and its disclosure to the receiving party does not violate, any applicable laws, rules, regulations, promises, or Whirlpool’s privacy policy. The receiving party warrants that its use and retention of Confidential Information will be in strict compliance with all applicable laws, rules and regulations, including, without limitation, any marketing, data protection and privacy laws. The receiving party shall not disclose Confidential Information to any third party without the prior express written consent of the providing party.

25.	No Oral Representations. There are no representations of fact or opinion on which either party may reasonably rely in connection with the negotiation, execution, performance, or termination of this Agreement other than those that are set forth in this Agreement or in a properly executed written modification of this Agreement.

26.	Severability. If any term or provision of this Agreement shall to any extent be determined to be void, invalid or unenforceable, such provision shall automatically be voided and shall not be part of this Agreement, but the enforceability or validity of the remainder of this Agreement shall not be affected by the voiding of the provision.

27.	Waiver. Whirlpool’s failure to exercise a right or remedy or Whirlpool’s acceptance of partial compliance or noncompliance with all or part of this Agreement, including without limitation any conditions of promotional funding or trailing credit programs, will not operate as a waiver of any of Whirlpool’s rights or Dealer’s obligations under this Agreement, and will not constitute a waiver of Whirlpool’s right to immediately act on any breach of this Agreement.

28.	Assignment. Dealer may not assign or delegate any of its rights or obligations under this Agreement without the written consent of Whirlpool. Whirlpool may refuse consent with or without cause.

29.	Non-exclusivity. The relationship established under this Agreement is non-exclusive. Whirlpool reserves the right to sell Products to other dealers or parties Whirlpool may select from time to time. Without limiting the foregoing, Dealer does not have any exclusive right to sell Products in any particular geographic area or to any particular customer(s) or type of customer. Dealer reserves the right to sell other lines of appliances.

30.	Notices. Any notice required or permitted by this Agreement shall be given in writing by personal delivery, by overnight commercial courier, or by registered or certified mail, return receipt requested, or by electronic transmission, as provided in Section 14. Notices shall be sent to Dealer or Whirlpool, at the recipient’s address set forth in this Agreement.

31.	Compliance with Laws; Applicable Law. Dealer shall comply with any and all applicable laws and regulations, including without limitation, U.S. anti-money laundering laws. This Agreement shall be construed, interpreted and enforced according to the laws of the State of Michigan, without regard to its conflict of laws principles. The Parties expressly waive any applicability of the United Nations Convention on Contracts for the International Sale of Goods to any aspect of this Agreement.

32.	Venue and Enforcement. All disputes arising from or relating to the buyer/seller relationship between Whirlpool and Dealer, including any disputes arising under or relating to this Agreement, shall be adjudicated exclusively in the U.S. District Court for the Western District of Michigan or, if there is no federal jurisdiction, in a state court sitting in Berrien County, Michigan. Dealer shall pay all reasonable costs and expenses incurred by Whirlpool in connection with the enforcement of this Agreement, including all reasonable attorneys’ fees, court costs and expenses.

33.	Warranty. Whirlpool will warrant the Products purchased by Dealer in accordance with, and only to the extent expressly provided in, Whirlpool’s standard warranty provisions applicable to such Products and in effect at the time that the Products in question were purchased by Dealer (“Product Warranty”). Such Product Warranty shall be for the exclusive benefit of Dealer and its customers. THE APPLICABLE PRODUCT WARRANTY CONSTITUTESW HIRLPOOL’s SOLE AND EXCLUSIVE WARRANTY AND REMEDY WITH RESPECT TO ANY PRODUCTS PURCHASED BY DEALER. EXCEPT TO THE EXTENT EXPRESSLY STATED OTHERWISE IN THE APPLICABLE PRODUCT WARRANTY, WHIRLPOOL DISCLAIMS ALL EXPRESS WARRANTIES (WHETHER ORAL OR WRITTEN) AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING BY CUSTOM OR TRADE USAGE.

34.	Survival Rights. The expiration or termination of this Agreement shall not terminate vested rights of either party from any liabilities or obligations incurred under this Agreement prior to and which by their nature continue after such expiration or termination, except as expressly provided in this Agreement.

35.	Related Documents. Dealer may access Whirlpool price sheets, sales terms, shipping terms, Trademark Guides and product warranties at www.whr.com.

36.	Headings. The headings to the paragraphs in this Agreement are included solely for the convenience of the parties and shall not have any effect upon the interpretation of any provision of this Agreement.

37.	Effective Date. This Agreement shall become effective upon acceptance by Whirlpool. Dealer waives notice of such acceptance.

38.	Acknowledgment. The parties each acknowledge that they have read, understand and agree to the terms of this entire Agreement.